Exhibit 16

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into as of January 19, 2010, by and among Mohammad Abu-Ghazaleh (“MAG”), and the undersigned stockholders (collectively, the “Stockholders”) of Fresh Del Monte Produce, Inc., a Cayman Islands corporation (“Del Monte”).

RECITALS

A. IAT Group, Inc., a Cayman Island company (“IAT”), MAG and the Stockholders are party to that certain Voting Agreement dated February 20, 2009 (the “Original Agreement”).

B. IAT, MAG and the Stockholders desire to amend and restate the terms of the Original Agreement as set forth in this Agreement.

C. Each Stockholder and IAT is the record holder or beneficial owner of, or exercise voting power over, such number of outstanding shares of Del Monte Stock as is indicated on Exhibit “A” to this Agreement.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend and restate the Original Agreement as follows:

1. AGREEMENT TO VOTE SHARES

1.1 Definitions. For purposes of this Agreement:

(a) Shares. The term “Shares” shall mean all issued and outstanding shares of Del Monte ordinary shares and Del Monte preferred shares owned of record or beneficially by the Stockholders or over which the Stockholders exercise voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at a meeting of the stockholders of Del Monte, or (ii) to take action by written consent of the stockholders of Del Monte. The Stockholders each further agree that any shares of capital stock of Del Monte that a Stockholder purchases or with respect to which a Stockholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Act of 1934, as amended) or over which a Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

(b) Transfer. A Stockholder shall be deemed to have effected a “Transfer” of a security if such Stockholder directly or indirectly: (i) sells, pledges, hypothecates, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, hypothecation, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

1.2 Agreement to Vote Shares. Each Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and ending on termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Del Monte, however called, or in connection with any written consent of the stockholders of Del Monte, MAG will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented through proxy or otherwise) the Shares as he shall determine in his sole and absolute discretion. The power granted hereby is irrevocable. MAG shall have the full power and authority and is hereby fully and exclusively empowered and authorized to act as set forth above in respect of any and all matters on which the Shares are entitled to vote under the certificate of incorporation of Del Monte, applicable law or otherwise. Notwithstanding the foregoing, MAG shall not vote the Shares, absent specific written direction from the applicable Stockholder, with respect to the sale of such Shares.

1.3 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, each Stockholder will execute and deliver to MAG a duly executed proxy in the form attached hereto as Exhibit “B” (the “Proxy”) with respect to each meeting of stockholders of Del Monte, such Proxy to cover the total number of Shares for which each Stockholder is entitled to vote at any such meeting and such Proxy shall be coupled with an interest an irrevocable to the fullest extent permissible by law. To the extent required by applicable law, each Stockholder agrees that he shall execute and deliver to MAG a Proxy on an annual basis prior to the annual meeting of Del Monte. Upon the execution of this Agreement by each Stockholder, each Stockholder hereby revokes any and all prior proxies given by such Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares (except as required by applicable law and only to MAG) until the termination of this Agreement.

1.4 Transfer and Other Restrictions.

(a) Prior to the termination of this Agreement, if any Stockholder engages in a Transfer of any or all of the Shares beneficially owned by such Stockholder and such Transfer results in such Stockholder no longer having beneficial ownership of such Shares, then, with respect to those Shares only, this Agreement shall terminate and shall have no further force or effect and, as soon as practicable after completion of such Transfer, either the Stockholder or the transferee shall notify MAG regarding such Transfer.

(b) Except as a result of or in connection with a Transfer as described in Section 1.4(a) of this Agreement, prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly:

(i) grant any proxy or power of attorney with respect to the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

(ii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling MAG from performing his right to vote the Shares as specified under this Agreement.

(c) To the extent a Stockholder is, as of the date hereof, a party to a contract or agreement that requires such Stockholder to Transfer Shares to another person or entity, such Stockholder will not effect any such Transfer unless and until the Transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of an option or warrant, as applicable) any option or warrant Stockholder may hold with respect to Del Monte capital stock; provided that the securities acquired upon such exercise shall be deemed Shares.

1.5 Covenant Not to Sue. Each Stockholder agrees that he or she will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or seeks damages or other relief against MAG for the exercise of his powers hereunder. MAG shall not be liable by reason of any matter arising out of or in relation to this Agreement except for such loss or damage arising out of MAG’s gross negligence or willful misconduct.

1.6 No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by a Stockholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of any Stockholder who is a director of Del Monte with respect to, any action that may be taken or omitted by Stockholder acting in Stockholder’s fiduciary capacity as a director of Del Monte.

2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

2.1 Title to Subject Shares. Each Stockholder is the record and beneficial owner of, or such Stockholder exercises voting power over, the shares of Del Monte Stock indicated on Exhibit “A” of this Agreement, which, on and as of the date hereof, are free and clear of any encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. The number of Shares set forth on Exhibit “A” are the only

Shares beneficially owned by each Stockholder and, except as set forth thereon, the Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of Del Monte and has no other interest in or voting rights with respect to any securities of Del Monte.

2.2 Due Authorization, etc. Each Stockholder has the requisite capacity, right, power and authority to enter into this Agreement and each Proxy (as applicable) and to perform Stockholder’s obligations contemplated by this Agreement. This Agreement and each Proxy (as applicable) has been duly executed and delivered by each Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.

2.3 No Conflicts, Required Filings and Consents. The execution and delivery of this Agreement and the grant of the Proxies do not, and the performance of a each Stockholder’s (as applicable) obligations as contemplated by this Agreement, the grant of the Proxies and compliance with the provisions of this Agreement will not (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any encumbrance upon any of the Shares beneficially owned by such Stockholder under any provision of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or any Shares beneficially owned by such Stockholder; (ii) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s property or assets is bound or affected. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any governmental entity or any other is required by or with respect to the Stockholder’s (as applicable) in connection with the execution and delivery of this Agreement or the Proxy by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations contemplated by this Agreement or the Proxy other than those to be taken simultaneous with the execution hereof. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. If the Stockholder is a natural person and is married, and the Stockholder’s Shares constitute community property or otherwise need spousal or other approval for this Agreement and the Proxy to be legal, valid and binding on the Stockholder, this Agreement and Proxy have been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

3. TERMINATION

This Agreement shall terminate and shall have no further force or effect as of the demise or legal incompetence of MAG or in the event MAG elects to terminate this Agreement by written notice to the Stockholders for any reason.

4. LEGEND REQUIREMENT. All certificates evidencing the Shares shall, during the term of this Agreement, bear such restrictive legends as MAG deems necessary or advisable under applicable law or pursuant to this Agreement, and the Stockholders agree to so legend such Shares. Such legend may include, without limitation, the following:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO A VOTING AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.”

5. MISCELLANEOUS

5.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.

5.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that MAG will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to MAG upon any such violation, MAG shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to MAG at law or in equity. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement, the Proxies or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and reasonable attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered to the addresses set forth on the signature pages hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party hereto may by notice so given provide and change his/her address for future notices hereunder.

5.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Florida, excluding that body of law relating to conflict of laws.

5.7 Entire Agreement. This Agreement and the Proxies granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

5.10 Indemnification. Each Stockholder covenants and agrees to indemnify and hold harmless MAG from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expense (including reasonable fees and expenses of counsel) incurred by MAG arising out of, from, or in conjunction with MAG’s execution of or performance or inaction under this Agreement and/or the Proxies, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from MAG’s gross negligence or willful misconduct.

The indemnities set forth in this Section shall be in addition to any other obligations or liabilities of the Stockholders hereunder or at common law or otherwise and shall survive the termination of this Agreement.

5.11 Further Assurances. From time to time and without additional consideration, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as MAG may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SIGNATURE ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

MOHAMMAD ABU-GHAZALEH

/s/ Mohammad Abu-Ghazaleh
Mohammad Abu-Ghazaleh, Individually

STOCKHOLDERS

/s/ Mohammad Abu-Ghazaleh
Mohammad Abu-Ghazaleh

/s/ Amir Abu-Ghazaleh
Amir Abu-Ghazaleh

/s/ Maher Abu-Ghazaleh
Maher Abu-Ghazaleh

/s/ Fatima Abu-Ghazaleh
Fatima Abu-Ghazaleh

/s/ Nariman Abu-Ghazaleh
Nariman Abu-Ghazaleh

/s/ Sumaya Abu-Ghazaleh
Sumaya Abu-Ghazaleh

/s/ Hanan Abu-Ghazaleh
Hanan Abu-Ghazaleh

/s/ Wafa Abu-Ghazaleh
Wafa Abu-Ghazaleh

/s/ Maha Abu-Ghazaleh
Maha Abu-Ghazaleh

/s/ Oussama Abu-Ghazaleh
Oussama Abu-Ghazaleh

EXHIBIT “A”

Stockholders	Total Number of Fresh Del Monte Produce, Inc. Shares Owned
Mohammad Abu-Ghazaleh	5,729,055	[1]
Sumaya Abu-Ghazaleh	3,771,666
Hanan Abu-Ghazaleh	253,956
Fatima Abu-Ghazaleh	217,956
Nariman Abu-Ghazaleh	218,956
Wafa Abu-Ghazaleh	221,956
Maha Abu-Ghazaleh	187,134
Amir Abu-Ghazaleh	3,993,596	[2]
Oussama Abu-Ghazaleh	3,897,882
Maher Abu-Ghazaleh	3,529,400	[3]

	22,021,557

[1]	5,310,455 Ordinary Shares and 418,600 currently exercisable call options
[2]	3,974,846 Ordinary Shares and 18,750 currently exercisable call options
[3]	3,510,650 Ordinary Shares and 18,750 currently exercisable call options

A-1

EXHIBIT “B”

TO VOTING AGREEMENT

FRESH DEL MONTE PRODUCE INC.

(the “Company”)

I, the undersigned being a shareholder in the above Company HEREBY APPOINT Mohammad Abu-Ghazaleh to be my proxy and on my behalf to attend, vote at and do all acts and things which I could personally have done at all future meeting of member of the said Company and at all continuations and adjournments thereof.

This proxy does not extend to the provision of consent to any meeting of the Company convened by shorter notice or without notice pursuant to Article 37 of the Articles of Association of the Company.

Date:

B-1